Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster
203-966-2556
warren.lancaster@marshalledwardsinc.com

David Sheon
202-547-2880
dsheon@WHITECOATstrategies.com
MARSHALL EDWARDS ANNOUNCES ADDITIONAL MANAGEMENT CHANGES WITH APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER
San Diego, CA – June 17, 2010 – Marshall Edwards, Inc. (NASDAQ: MSHL), an oncology company focused on the clinical development of novel anti-cancer therapeutics, announced today the appointment of industry veteran Thomas Zech as Chief Financial Officer, less than two months after appointing Daniel P. Gold, Ph.D., as the Company’s new Chief Executive Officer.
Mr. Zech joins Marshall Edwards with more than 35 years of experience in finance and accounting, including over 20 years in the life science industry. He replaces departing Chief Financial Officer David Seaton, who also served as acting Chief Executive Officer from December 2009 until the appointment of Dr. Gold in April 2010.
“Tom is a welcome addition to our team, bringing a wealth of financial and management experience at a critical stage in the evolution of Marshall Edwards. He will play a key role in the execution of our transition to a fully operational U.S.-based company,” said Dr. Gold. “I would also like to take this opportunity to thank David for his many contributions and for his stewardship and support during this transition.”
Mr. Zech served most recently as Vice President, Finance and Chief Financial Officer at Pacira Pharmaceuticals, a specialty pharmaceutical company founded in 2007 through the acquisition of the former SkyePharma PLC (NASDAQ: SKYE; LSE:SKP) injectable business. He transitioned to Pacira Pharmaceuticals from SkyePharma Inc., where he joined in 1999 as Controller and Corporate Secretary. Previously he held senior finance positions at Stratagene, Advanced Tissue Sciences, Allied Holdings and Psicor. Mr. Zech earned his bachelor’s degree in accounting from Lawrence Technological University and his master’s degree in finance from the University of Detroit.
About Marshall Edwards, Inc.
Marshall Edwards, Inc. (NASDAQ: MSHL) is a San Diego-based specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from an investigational isoflavone technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT; NASDAQ: NVGN) to bring oncology drug candidates Phenoxodiol, Triphendiol and NV-128 to market globally.
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Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.